Exhibit 99.1

Contact:

Eon Labs, Inc.

Christopher LoSardo

Phone 718-276-8600

www.eonlabs.com

Eon Labs Raises Guidance for Fourth Quarter and Full Year 2003

LAURELTON, NY, January 9, 2004 - Eon Labs, Inc. (Nasdaq:ELAB) today raised its previously issued guidance for the fourth quarter and full year ended December 31, 2003.

The Company expects net sales and diluted earnings per share for the fourth quarter to be between $85 million and $90 million and $0.38 and $0.41 per share, respectively.  This compares to its previously issued guidance for net sales and diluted earnings per share of between $75 million and $80 million and $0.33 and $0.36 per share, respectively.

For the year ended December 31, 2003, the Company expects net sales and diluted earnings per share to be between $320 million and $325 million and $1.51 and $1.54 per share, respectively.  This compares to its previously issued guidance for net sales and diluted earnings per share of between $310 million and $315 million and $1.46 and $1.49 per share, respectively.  The Company expects to report its audited results for the year ended December 31, 2003 on February 19, 2004.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other company information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.